Exhibit 10.1

Execution Version

INVESTMENT AGREEMENT

by and between

TGR FINANCIAL, INC.

and

THE INVESTORS REFERRED TO HEREIN

Dated as of

September 19, 2012

TABLE OF CONTENTS

1.	PURCHASE AND SALE OF COMMON SHARES		2

	(a)	Capital Commitments	2
	(b)	Subsequent Drawdowns	2

2.	REPRESENTATIONS AND WARRANTIES OF EACH INVESTOR		4

	(a)	No Public Sale or Distribution; No Other Agreements with Respect to Shares	4
	(b)	Investor Status	4
	(c)	General Solicitation	4
	(d)	Reliance on Exemptions	5
	(e)	Review of Information and Consultation with Advisors	5
	(f)	No Reliance	6
	(g)	No Public Market; No Governmental Review; Purchased Shares Not Insured	7
	(h)	Brokers and Finders	7
	(i)	No Conflicts	7
	(j)	Investment Risk	7
	(k)	Residency	8
	(l)	Organization; Authorization	8
	(m)	Ownership of Purchased Shares and Non-Exercise of Controlling Influence	8
	(n)	Bank Investment Agreement and Bank Subscription Agreements	9

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY		9

	(a)	Organization and Qualification; Capitalization	9
	(b)	Authorization; Enforcement; Validity	11
	(c)	Subsidiaries	12
	(d)	Issuance of Purchased Shares	13
	(e)	No Conflicts	13
	(f)	No Violation	14
	(g)	Consents	14
	(h)	No Registration	14
	(i)	No General Solicitation; Placement Agent’s Fees	14
	(j)	Ownership	14
	(k)	No Integrated Offering	15
	(l)	Adequate Capitalization	15
	(m)	Financial Statements	15
	(n)	Regulatory Enforcement Matters	16
	(o)	Compliance with Law, Certain Banking Regulations and Other Matters	16
	(p)	Questionable Payments	16
	(q)	Regulatory Permits and Reports	17
	(r)	Transactions With Insiders and Affiliates	17
	(s)	Indebtedness and Other Contracts	18
	(t)	Absence of Litigation and Other Proceedings	18
	(u)	Loan Portfolio	19

i

	(v)	Tax Status	20
	(w)	Off Balance Sheet Arrangements	22
	(x)	Transfer Taxes	22
	(y)	Disclosure	22
	(z)	Private Placement Documents	22
	(aa)	Approval of Directors	23
	(bb)	Absence of Certain Changes	23
	(cc)	Initial Drawdown	23

4.	COVENANTS		23

	(a)	Further Action	23
	(b)	Notice Filings	24
	(c)	Company Reports	25
	(d)	Holding Company Reorganization	25
	(e)	Additional Regulatory Matters	26

5.	CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL		27

6.	CONDITIONS TO EACH INVESTOR’S OBLIGATIONS TO PURCHASE OR FUND INTO ESCROW, AS APPLICABLE		28

7.	TRANSFER AGENT INSTRUCTIONS		31

8.	TERMINATION		32

9.	MISCELLANEOUS		32

	(a)	Binding Effect; Benefit	32
	(b)	Governing Law; Jurisdiction	33
	(c)	Counterparts	33
	(d)	Headings	33
	(e)	Severability	33
	(f)	Entire Agreement; Amendments	33
	(g)	Notices	34
	(h)	Successors and Assigns	35
	(i)	No Third Party Beneficiaries	35
	(j)	Survival	35
	(k)	Further Assurances	36
	(l)	No Strict Construction	36
	(m)	Payment Set Aside	36
	(n)	Publicity	36
	(o)	Indemnification	36
	(p)	MFN Provision	38
	(q)	Recapitalizations, Exchanges, Etc., Affecting Shares	38
	(r)	No Recourse	38

EXHIBIT A ACCREDITED INVESTOR QUESTIONNAIRE

ii

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (the “Agreement”), by and between TGR Financial, Inc., a Florida corporation (the “Company”), on the one hand, and the investors identified on the signature pages hereto (each an “Investor” and collectively, the “Investors”), on the other hand, shall be effective as of the date it is executed by the parties hereto (the “Effective Date”).

WHEREAS:

A. The Transaction. Pursuant to the Investment Agreement (the “Bank Investment Agreement”), dated April 15, 2011, by and between First National Bank of the Gulf Coast, a national banking association (the “Bank”), and the parties thereto, and the Subscription Agreements (collectively, the “Bank Subscription Agreements”), dated April 15, 2011, by and between the Bank and the parties thereto, the Investors acquired a number of shares of common stock of the Bank in the Initial Drawdown (as such term is defined in the Bank Investment Agreement and the Bank Subscription Agreements). Under the Bank Investment Agreement and the Bank Subscription Agreements, the Investors and the Bank also agreed that the Bank would form a holding company and effect the reorganization of the Bank into a wholly-owned subsidiary of the Company (the “Holding Company Reorganization”), and that the Company would, when combined with the Initial Drawdown, complete an aggregate private placement of up to $135,415,495 (the “Private Placement”) of capital stock of the Bank and the Company, in each case subject to the terms set forth in the Bank Investment Agreement, the Bank Subscription Agreements, this Agreement and the Stockholders’ Agreement (defined below). In connection with the formation of the Company as the proposed holding company of the Bank and the Holding Company Reorganization, all of the shares of common stock of the Bank will be exchanged for shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and, if applicable, shares of the Company’s Series A Nonvoting Convertible Preferred Stock, par value $1.00 per share (the “Preferred Stock”). The parties hereto intend that the Holding Company Reorganization and the Private Placement together constitute a tax-free contribution of property to the Company in exchange for Common Stock and Preferred Stock pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

B. The Investment. Pursuant to the Bank Investment Agreement, the Bank Subscription Agreements, this Agreement and the Stockholders’ Agreement, each of the Investors, severally and not jointly, has committed to make capital contributions to the Company during the Capital Raising Period (as defined in the Stockholders’ Agreement). Upon the terms and subject to the conditions set forth in this Agreement and the Stockholders’ Agreement, during the Capital Raising Period, the Company may, from time to time, require each Investor, severally and not jointly, to purchase shares (each, a “Share”) of Common Stock (and, if applicable, Preferred Stock) (the “Purchased Shares”) from the Company as set forth on such Investor’s signature page hereto up to each Investor’s Maximum Dollar Investment and Maximum Committed Percentage (and subject to such Investor’s Maximum Voting Percentage) pursuant to the procedures described herein (each time, a “Subsequent Drawdown”), including the delivery of a Drawdown Notice or Escrow Funding Notice (each as hereinafter defined), as applicable, and satisfaction or waiver of the conditions in Section 5 and Section 6 of this Agreement. Concurrently with the execution of this Agreement, the Company and the Investors, together with certain other stockholders of the Company, have executed and delivered the agreements set forth in Section 4(d) of this Agreement, providing for certain rights, obligations and arrangements among the parties thereto, including with respect to the purchase of the Purchased Shares and the obligations with respect to Subsequent Drawdowns. Proceeds from the Subsequent Drawdowns will be used to support the Company’s growth strategies which include, among other things, organic growth, whole bank acquisitions and, through the Bank, one or more failed bank acquisitions located in Florida (each, a “Target Bank”) in Federal Deposit Insurance Corporation (“FDIC”) assisted transactions (a “FDIC Bid”). The Company and the Investors are executing and delivering this Agreement in reliance upon the exemptions from securities registration afforded by the Securities Act of 1933, as amended (the “1933 Act”); specifically Section 4(2) of the 1933 Act and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the 1933 Act. The purchase and sale of the Purchased Shares by and to the Investors pursuant to this Agreement is intended to be in connection with the closing of the Initial Drawdown (as defined in the Bank Investment Agreement) which occurred on April 29, 2011, and the Private Placement, inclusive of the Initial Drawdown and the Purchased Shares, shall be up to $135,415,495. The shares of Common Stock and Preferred Stock sold to the Investors pursuant to this Agreement are sometimes referred to herein as the “Common Shares” and “Preferred Shares”, respectively.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investors hereby agree as follows:

1. PURCHASE AND SALE OF COMMON SHARES.

(a) Capital Commitments. On the terms set forth in the Bank Investment Agreement, the Bank Subscription Agreements, this Agreement and the Stockholders’ Agreement, each Investor, severally and not jointly, commits to make capital contributions to the Company up to the number of shares of Common Stock (and, if applicable, Preferred Stock) represented by such Investor’s maximum dollar investment in the Private Placement (the “Maximum Dollar Investment”), not to exceed such Investor’s committed ownership percentage in the Company (the “Maximum Committed Percentage”), and such Investor’s maximum voting percentage in the Company (the “Maximum Voting Percentage”) each as set forth on such Investor’s signature page hereto.

(b) Subsequent Drawdowns. During the Capital Raising Period (as such term is defined the Stockholders’ Agreement), the Company may, from time to time, require each of the Investors to purchase from the Company, subject to the satisfaction (or waiver) of the conditions set forth in Section 5 and Section 6 of this Agreement, Common Stock (or subject to Section 3.01 of the Stockholders’ Agreement, Preferred Stock) in one or more Subsequent Drawdowns, subject to each Investor’s Maximum Dollar Investment and Maximum Committed Percentage and Maximum Voting Percentage. The Company shall conduct any Subsequent Drawdown during the Capital Raising Period as follows:

(i) The Company shall deliver to each Investor a written notice (each such notice, a “Drawdown Notice”) setting forth with respect to such Subsequent Drawdown (A) the aggregate amount to be funded (which aggregate amount shall be no less than $10,000,000 for each Subsequent Drawdown), (B) the amount of Purchased Shares, determined pursuant to this Agreement and the Stockholders’ Agreement, to be purchased by the Investor, (C) the Purchase Price (as such term is defined in the Stockholders’ Agreement) per share of Common Stock or Preferred Stock and the amount to be funded by each Investor, and (D) the date on which the closing (the “Drawdown Closing”) of the Subsequent Drawdown is set to take place (which date shall not be fewer than ten (10) business days after the date of such Drawdown Notice) (the “Drawdown Closing Date”). Each Drawdown Closing shall be subject to the satisfaction (or waiver) of the conditions set forth in Section 5 and Section 6 of this Agreement.

(ii) If the Subsequent Drawdown is to support an FDIC Bid for a Target Bank acquisition from the FDIC, the Drawdown Notice will include such intention (an “Escrow Funding Notice”), and each Investor shall, subject to the satisfaction (or waiver) of the conditions set forth in Section 5 and Section 6 of this Agreement as if such conditions were conditions precedent to such Investor’s obligations to fund into escrow mutatis mutandis, fund its subscription funds into an escrow account at least five (5) business days prior to the Bank submitting its bid to the FDIC (or such other period required by the bank regulators), provided that the applicable Drawdown Notice shall be delivered to each Investor no fewer than ten (10) business days prior to such funding date (the “Escrow Funding Date”). If (A) the FDIC Bid is accepted by the FDIC, (B) the Bank shall have executed a purchase and assumption agreement (a “P&A Agreement”) with the FDIC with respect to the Target Bank and (C) all conditions precedent to the closing of the acquisition under the P&A Agreement have been met, satisfied or waived, then the funds in escrow will be released to the Company immediately prior to the Target Bank acquisition and shares of Common Stock (and, if applicable, Preferred Stock) will be issued to the Investors. If (1) the FDIC notifies the Bank that it shall not be permitted to enter a FDIC Bid, (2) the Bank’s FDIC Bid is rejected by the FDIC, (3) the Bank has not submitted a FDIC Bid by the deadline for submitting bids established by the FDIC, (4) the FDIC notifies the Bank that it is not the winning bidder for the Target Bank, (5) no FDIC Bid by the Bank has been accepted by the FDIC within two (2) weeks after the funding of the Subsequent Drawdown or (6) if the Bank has been selected as the winning bidder for the Target Bank, the closing of the acquisition under the P&A Agreement has not occurred within four (4) weeks after such selection, then, in each case, the funds (plus interest incurred thereon and less escrow expenses not to exceed $25,000) will be promptly returned (and in any event no later than three (3) business days after any of the events described earlier in this sentence to the Investors), unless otherwise agreed.

(iii) On each Drawdown Closing Date, each Investor shall have either delivered the applicable funds to the Company by means of (a) a check payable to “TGR Financial, Inc.,” 3560 Kraft Road, Naples, Florida 34105, or (b) by wire transfer to the following operating account: TGR Financial, Inc. – Escrow for Private Placement, ABA No. 067016325, Credit: TGR Financial, Inc., Account No. 1000637, Attention: Terry Walston, and the Company shall deliver to each Investor the Purchased Shares (allocated in the amounts as such Investor shall request), that such Investor is purchasing, duly executed on behalf of the Company and registered in the name of such Investor or its designee.

2. REPRESENTATIONS AND WARRANTIES OF EACH INVESTOR.

Each Investor represents and warrants as of the Effective Date and as of each Drawdown Closing Date or Escrow Funding Date, as applicable (except (i) for the representations and warranties in Section 2(e), Section 2(f) and Section 2(j), which are made only as of the Effective Date, and (ii) for the representations and warranties that are as of a specific date, which shall be made as of such date), to the Company that:

(a) No Public Sale or Distribution; No Other Agreements with Respect to Shares.

The Investor understands that the Purchased Shares have not been registered pursuant to the 1933 Act or any applicable state securities law and are therefore considered “restricted securities” under the 1933 Act, and that the Investor is acquiring the Purchased Shares in the ordinary course of its business, as principal for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The Investor does not presently have any agreement or understanding, directly or indirectly, with any Person (as defined below) to: (i) distribute any of the Purchased Shares; (ii) hold or to dispose of the Purchased Shares; (iii) vote the Purchased Shares; or (iv) acquire any Common Shares or Preferred Shares from any other Person other than from the Company pursuant to this Agreement. In the absence of an effective registration statement covering the resale of the Purchased Shares or an available exemption under the 1933 Act, the Purchased Shares must be held indefinitely. In connection herewith, the Investor represents that it is aware of and understands the resale limitations imposed under the 1933 Act. Notwithstanding the foregoing, subject to applicable banking regulations or agreements, by making the representations herein, the Investor does not agree to hold any of the Purchased Shares for any minimum or other specific term and reserves the right to sell or dispose of the Purchased Shares at any time in accordance with or pursuant to an effective registration statement or an exemption under the 1933 Act and in accordance with applicable state securities laws. For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(b) Investor Status.

The Investor is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D and has provided the information in the Accredited Investor Questionnaire attached as Exhibit A hereto. The Investor is not a registered broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) or an unregistered broker-dealer engaged in the business of being a broker-dealer. To the extent that the Investor is utilizing or has utilized a representative to assist it in the evaluation of an investment in the Purchased Shares, the Investor has provided the requested information about such representative as set forth on the Investor’s signature page hereto.

(c) General Solicitation.

The Investor is not purchasing the Purchased Shares as a result of any advertisement, article, notice or other communication regarding the Purchased Shares, published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement.

(d) Reliance on Exemptions.

The Investor understands that the Purchased Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and regulations and that the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Purchased Shares.

(e) Review of Information and Consultation with Advisors.

The Investor has, either alone or through its representatives:

(i) consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisers in connection herewith to the extent it has deemed necessary;

(ii) had a reasonable opportunity to ask such questions as it has deemed necessary of, and to receive answers from, the officers and representatives of the Company concerning the Company’s financial condition and results of operations, the business plan for the Company, all employment agreements and benefit plans and other contractual arrangements among the Company and its respective management teams, the terms and conditions of the Private Placement and any additional relevant information that the Company possesses, and any such questions have been answered to its satisfaction;

(iii) had the opportunity to review and evaluate the following in connection with its investment decision with respect to the Purchased Shares: (A) all publicly available records and filings concerning the Company, as well as all other documents, records, filings, reports, agreements and other materials provided by the Company regarding its business, operations and financial condition sufficient to enable it to evaluate its investment; (B) the investor presentation materials (as supplemented from time to time), (collectively, the “Offering Materials”) that summarizes the Private Placement; and (C) the Private Placement Documents (as defined in the Bank Investment Agreement); and

(iv) made its own investment decisions based upon its own judgment, due diligence and advice from such advisers as it has deemed necessary and not upon any view expressed by the Company or the Placement Agents (as such term is defined in the Bank Investment Agreement and the Bank Subscription Agreements) or any of their respective directors, officers, employees, Affiliates (as defined below), stockholders, agents, representatives or advisors (including, without limitation, attorneys, accountants, consultants, financing sources and financial advisors) (collectively, including the Company and the Placement Agents, the “Company Persons”). Neither such inquiries nor any other due diligence investigations conducted by such Investor or its advisors or representatives, if any, shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained herein. For purposes of this Agreement, “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities by contract or otherwise.

(f) No Reliance.

The Investor acknowledges that the information in the Offering Materials is as of the date thereof, and may not contain all of the terms and conditions of the Private Placement, and understands and acknowledges that it is the Investor’s responsibility to conduct its own independent investigation and evaluation of the Company, including without limitation, (i) the business prospects and future operations of the Company, and (ii) the existing management team that will continue to operate and manage the Company following each Drawdown Closing. The Investor acknowledges that the Company has not produced an offering memorandum with respect to the Private Placement. The Investor is not relying upon, and has not relied upon, any advice, statement, representation or warranty made by any Company Person, including, without limitation, the Placement Agents, except for the statements, representations and warranties of the Company made or contained in this Agreement and the other Private Placement Documents. Furthermore, such Investor acknowledges and agrees that: (A) the Placement Agents have not performed any due diligence review on behalf of the Investor; (B) the Investor has made, and has relied upon, its own independent examination in purchasing the Purchased Shares, including, without limitation, of the Company and the existing management team of the Company that will continue to operate and manage the Company after each Drawdown Closing; (C) nothing in this Agreement or any other materials presented by or on behalf of the Company to the Investor in connection with the purchase of the Purchased Shares constitutes legal, tax or investment advice and such Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Purchased Shares; and (D) the Investor has received or had access to all of the information the Investor deemed necessary in order to make its investment decision in the Purchased Shares. Each of the Placement Agents is a third-party beneficiary to this Section 2(f) solely with respect to responding to any claims brought by an Investor (or its shareholders, limited partners or members) against such Placement Agent.

(g) No Public Market; No Governmental Review; Purchased Shares Not Insured.

The Investor understands that there is no established market for the Purchased Shares and that no public market for the Purchased Shares may develop. The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Purchased Shares or the fairness or suitability of the investment in the Purchased Shares nor have such authorities passed upon or endorsed the merits of the offering of the Purchased Shares. The Investor understands that the Purchased Shares are not savings accounts, deposits or other obligations of a depository institution and are not insured by the FDIC, including the FDIC’s Deposit Insurance Fund, or any other governmental agency.

(h) Brokers and Finders.

Other than the Placement Agents, no Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company, or the Investor, for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Investor.

(i) No Conflicts.

The execution, delivery and performance by the Investor of the Private Placement Documents to which it is a party and the consummation by the Investor of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Investor, or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Investor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities and banking laws and regulations, assuming the correctness of the representations and warranties made by the Company herein) applicable to the Investor, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to materially adversely affect the ability of the Investor to perform its obligations hereunder and thereunder.

(j) Investment Risk.

The Investor understands that (i) its investment in the Purchased Shares involves a high degree of risk, (ii) no representation is being made as to the business or prospects of the Company after the Closing or the future value of the Purchased Shares, and (iii) no representation is being made as to any projections or estimates delivered to or made available to the Investor (or any of its Affiliates or representatives) of the Company’s future assets, liabilities, stockholders’ equity, regulatory capital ratios, net interest income, net income or any component of any of the foregoing or any ratios derived therefrom, except as may be set forth in the statements, representations and warranties of the Company made or contained in this Agreement and the other Private Placement Documents. The Investor, either alone or together with its representatives, if any, has the knowledge, sophistication and experience in financial and business matters to fully understand and be capable of evaluating the merits and risks of an investment in the Purchased Shares and has the ability to bear the economic risks of an investment in the Purchased Shares and, at the present time, is able to afford a complete loss of such investment.

(k) Residency. The Investor has, if an entity, its principal place of business or, if an individual, its primary residence, in the jurisdiction indicated below the Investor’s name on the signature pages hereto.

(l) Organization; Authorization.

The Investor, if an entity, is duly organized, validly existing and in good standing (to the extent such concept is applicable) under the laws of the jurisdiction in which it is organized and has the requisite organizational power and authority to carry on its business as now being conducted. The Investor, if an entity, has the requisite organizational power and authority to enter into and perform its obligations under the Private Placement Documents to which it is a party and to consummate the transactions contemplated by such Private Placement Documents. The execution and delivery of the Private Placement Documents by the Investor and performance by the Investor of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or, if the Investor is not a corporation, such partnership, limited liability company or other applicable like action, on the part of the Investor, and no further consent or authorization in connection therewith is required by the Investor, its board of directors or its shareholders, or if the Investor is not a corporation, such partnership, limited liability company or other applicable like action, on the part of the Investor. The Private Placement Documents to which the Investor is a party have been (or upon delivery will have been) duly executed by the Investor, and when delivered by the Investor in accordance with terms of this Agreement and thereof, will constitute the legal, valid and binding obligations of the Investor, enforceable against it in accordance with its respective terms, subject to (i) the application of bankruptcy, receivership, conservatorship, reorganization, insolvency and similar laws affecting creditors’ rights generally and (ii) equitable principles being applied at the discretion of a court before which any proceeding may be brought (the “Bankruptcy and Equity Exception”).

(m) Ownership of Purchased Shares and Non-Exercise of Controlling Influence.

Assuming the accuracy of the representations and warranties of the Company contained in this Agreement, after giving effect to the issuance and sale of the Purchased Shares to be sold hereunder, the Investor, either acting alone or together with any other Person that may be affiliated with the Investor, or deemed to be acting in concert with the Investor pursuant to 12 C.F.R. § 225.41 will not beneficially own, control or have the power to vote in excess of 24.9% of the shares of Common Stock outstanding (or 4.9% in the event that the Investor is a bank or bank holding company). Without limiting the foregoing, the Investor represents and warrants that the Investor: (i) has no present intention of acquiring control (“Control”) of the Company or the Bank, as “control” is defined in 12 C.F.R. § 225.2(e)(1); (ii) will not acquire Control in the future without the prior approval of the applicable Governmental Entity (defined below) with respect to the Company; (iii) is not participating and has not participated with any Person in any agreement, joint activity or parallel action towards a common goal between or among such Persons of acquiring Control of the Company; (iv) knows of no other Person holding Common Stock, or presently proposing to acquire Common Stock, that is (A) a member of the Investor’s immediate family (if the Investor is an individual), (B) under common Control with the Investor, or (C) a controlling shareholder, partner, trustee, officer, or director of the Investor or has policy-making functions with respect to such Investor, unless, with regard to this Section 2(m), all such Persons together with such Investor would, after giving effect to the issuance and sale of the Purchased Shares to be sold hereunder, beneficially own no more than 24.9% of the issued and outstanding shares of Common Stock, subject to applicable determinations of non-control by applicable Governmental Entities (defined below); (v) has reached a decision, independent from any other unaffiliated Investor, to acquire the Common Stock; and (vi) except as contemplated by this Agreement, will not, without first determining whether the prior approval of the applicable Governmental Entities is required and, if such approval is required, obtaining such approval, directly or indirectly seek to appoint any director or executive officer to the Company or otherwise attempt to direct the management or policies of the Company (it being understood that the foregoing shall not limit such Investor’s right to vote its shares at any meeting of the stockholders (the “Stockholders”) of the Company or pursuant to a written request sought by the Company or to act in a manner that is consistent with passivity commitments made by the Investor to a Governmental Entity).

(n) Bank Investment Agreement and Bank Subscription Agreements. Other than with respect to the survival of representations and warranties relating to the Initial Drawdown (as such term is defined in the Bank Investment Agreement and the Bank Subscription Agreements) and with respect to Sections 5(a), 5(c) and 5(f) of the Bank Investment Agreement, the Investor acknowledges that upon completion of the Holding Company Reorganization, this Agreement and the Stockholders’ Agreement (as defined in Section 4(d)) shall supersede and replace the obligations of the Company and the Bank set forth in the Bank Investment Agreement and Bank Subscription Agreements, to the extent such obligations are duplicative of those expressly set forth in this Agreement and the Stockholders’ Agreement and each Subsequent Drawdown shall only be made pursuant to this Agreement and the Stockholders’ Agreement.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants as of the Effective Date and as of each Drawdown Closing Date or Escrow Funding Date, as applicable (except for the representations and warranties that are as of a specific date which shall be made as of that date), to each Investor that:

(a) Organization and Qualification; Capitalization.

(i) The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Florida. The Company has the requisite corporate power and authority to carry on its business as now being conducted, and will have obtained any requisite regulatory approval required in order to conduct its business, in the same manner as now being conducted, following the formation of the Company and the closing of each Subsequent Drawdown, and, if necessary, has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts its business in a manner or to an extent that would require such qualification, other than such failures to be so qualified or in good standing as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company has furnished or made available to the Investors, prior to the date hereof and each Drawdown Closing Date or Escrow Funding Date, as applicable, true, correct and complete copies of the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), and the Company Bylaws, as amended (the “Bylaws”). For purposes of this Agreement, a “Material Adverse Effect” means any circumstance, event, change, development or effect that, individually or in the aggregate, would reasonably be expected to (A) have a material and adverse effect on the business, results of operations, prospects or condition (financial or otherwise) of the Company and its Subsidiaries (as defined below), taken as a whole, or (B) materially impair or delay the ability of the Company to perform its obligations under the Private Placement Documents and to consummate the issuance and sale of the Purchased Shares in the Private Placement; provided, however, that a Material Adverse Effect shall not be deemed to include the effects of (1) changes after the date of this Agreement in general business, economic or market conditions (including changes generally in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities or credit markets), or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, in each case generally affecting the industries in which the Company operates, or (2) changes or proposed changes after the date of this Agreement in generally accepted accounting principles as applied in the United States (“GAAP”) or regulatory accounting requirements, or authoritative interpretations thereof, (in the case of each of these clauses (1) and (2), other than changes or occurrences to the extent that such changes or occurrences have or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to comparable U.S. banking or financial services organizations).

(ii) Immediately prior to the Effective Date, the authorized capital stock of the Company will consist of 1,000 shares of stock, $1.00 par value, and there will be 3 shares issued and outstanding. Immediately following consummation of the Holding Company Reorganization and prior to any Subsequent Drawdown, the authorized capital stock of the Company will consist of 500,000,000 shares of Common Stock and 20,000,000 shares of preferred stock. Of the preferred stock, 7,050,000 shares will be designated Preferred Stock, and there will be 14,060,143 shares of Common Stock issued and outstanding (assuming that none of the Bank shareholders exercise dissenters’ rights) and 0 shares of Preferred Stock issued and outstanding. As of the Effective Date and each Drawdown Closing Date or Escrow Funding Date, as applicable, all outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable, have been issued in compliance in all material respects with all applicable federal and state securities laws and none of the outstanding shares of Common Stock or Preferred Stock has been issued in violation of preemptive rights or any similar rights of any Person, with no personal liability attaching to the ownership thereof. Except as disclosed on Schedule 3(a)(ii), as of the Effective Date and each Drawdown Closing Date or Escrow Funding Date, as applicable, (A) there are no Stock Equivalents (as defined below) authorized, issued or outstanding, and (B) no equity security of the Company is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, gross-up right, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of the Company, and there are no contracts, commitments, understandings or arrangements by which the Company is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Notwithstanding the foregoing, each Stock Equivalent, if any, (X) was granted in compliance with all applicable laws and all of the terms and conditions of the Stock Equivalent plans pursuant to which it was issued, (Y) has an exercise price per share equal to or greater than the fair market value of a share of Common Stock on the date of such grant and (Z) has a grant date identical to the date on which the Board of Directors (defined below) or compensation committee of the Board of Directors actually awarded such Stock Equivalent. Other than the Stockholders’ Agreement and Registration Rights Agreement (each as defined below), neither the Company nor any of its officers, directors, or employees is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, or shareholders agreement with respect to the sale or voting of any securities of the Company. Except as set forth in this Agreement and the Registration Rights Agreement, there are no agreements or arrangements under which the Company is obligated to register the sale of any shares of capital stock of the Company under the 1933 Act. There are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company. There are no securities or instruments containing anti-dilution or similar provisions, including, but not limited to, any that will be triggered by the issuance of the Purchased Shares in the Private Placement. The Company has no stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. For purposes of this Agreement, “Stock Equivalent” means, with respect to any Person, options, warrants, calls, contracts, convertible securities or other rights entered into or issued by such Person which confer upon the holders thereof the right (whether or not contingent) to acquire any common stock, voting securities or securities convertible into or exchangeable for common stock or voting securities of such Person. The Company has no liabilities or obligations required to be disclosed but not so disclosed as of the date of this Agreement.

(b) Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Private Placement Documents and to issue the Purchased Shares in accordance with the terms of this Agreement. The execution and delivery of the Private Placement Documents by the Company and the consummation by the Company of the transactions contemplated by such Private Placement Documents, including, without limitation, each Subsequent Drawdown and the issuance and sale of the Purchased Shares pursuant to this Agreement have been duly authorized by the Board of Directors of the Company (the “Board of Directors”) and no further consent or authorization in connection therewith is required by the Company, its Board of Directors or its shareholders that has not been obtained, except that the Company’s ability to deliver a Drawdown Notice in connection with a Subsequent Drawdown shall require approval pursuant to Section 3.01 of the Stockholders’ Agreement. The Private Placement Documents have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the Bankruptcy and Equity Exception, and except that rights to indemnification and contribution thereunder may be limited by virtue of public policy under federal or state securities and banking laws. The Board of Directors has resolved that the transactions contemplated hereby and by the Private Placement Documents are in the best interests of the Stockholders and recommended to the Stockholders the approval of the Holding Company Reorganization and other matters in connection with the Subsequent Drawdowns and related transactions. If the Subsequent Drawdown relates to an FDIC Bid on a Target Bank, such FDIC Bid was also approved by a majority vote of the Executive Committee of the Board of Directors and by a majority vote of the Board of Directors.

(c) Subsidiaries.

(i) The Bank has been duly organized and is validly existing as a national bank in good standing under the laws of the United States of America and is supervised and regulated by the Office of the Comptroller of the Currency (the “OCC”) and its deposits are insured up to applicable limits by the FDIC, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Bank has the requisite corporate power and authority to carry on its business as now being conducted, and, will have obtained any requisite regulatory approval required in order to conduct its business, in the same manner as now being conducted, following the closing of each Drawdown Closing, and, if necessary, has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts its business in a manner or to an extent that would require such qualification, other than such failures to be so qualified or in good standing as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All of the issued and outstanding shares of capital stock of the Bank have been duly authorized and validly issued, are fully paid and non-assessable and, following the Holding Company Reorganization, are directly owned by the Company free and clear of any Lien (defined below). None of the outstanding shares of the Bank’s capital stock was issued in violation of any preemptive or similar rights.

(ii) Other than the Bank and any Persons disclosed on Schedule 3(c)(ii), the Company does not have any direct or indirect subsidiaries (each, a “Subsidiary”), and the Company does not, directly or indirectly, own any interest in any joint venture or similar entity or any capital stock or hold any equity or similar interests in any Person or other entity. No equity security of any Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, gross-up right, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. The Company owns, directly or indirectly, all of the capital stock or comparable equity interests of each Subsidiary free and clear of any and all liens, charges, claims, encumbrances, security interests, rights of first refusal, preemptive rights or other restrictions of any kind (“Liens”), and all the issued and outstanding shares of capital stock or comparable equity interests of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary has the requisite corporate power and authority to carry on its business as now being conducted, and, if necessary, has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts its business in a manner or to an extent that would require such qualification, other than such failures to be so qualified or in good standing as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(d) Issuance of Purchased Shares. The Purchased Shares to be issued and sold to the Investors by the Company pursuant to this Agreement have been duly authorized and, when issued and delivered to the Investors against full payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, will have been issued in compliance with all applicable state and federal securities laws, and such issuance will not result in the violation or triggering of any price-based anti-dilution adjustments under any agreement to which the Company or any Subsidiary is a party, and will not subject the holders thereof to personal liability. The delivery of the Purchased Shares being issued and sold pursuant to the terms of this Agreement will pass valid title to such Purchased Shares free and clear of any Liens or defect in title to purchaser thereof, which is purchasing such Purchased Shares in good faith and without notice of any Lien or defect in title. The Purchased Shares being sold hereby will be held in book-entry form (or, upon request of the Investor, a stock certificate may be issued in the Company’s sole discretion) and will validly represent the Investor’s ownership in the Purchased Shares.

(e) No Conflicts. Neither the execution, delivery and performance by the Company of the Private Placement Documents nor the consummation of the transactions contemplated by this Agreement (including, without limitation, the issuance and sale of the Purchased Shares) (i) conflicts with or will conflict with or constitutes or will constitute a breach of, or a default under, the Company’s Articles of Incorporation or Bylaws or the organizational documents of any Subsidiary, or (ii) violates any law, rule, regulation, order, judgment or decree (including federal and state securities and banking laws and regulations), assuming the correctness of the representations and warranties of the Investors contained in this Agreement, applicable to the Company or any Subsidiary or any of their respective properties or assets or (iii) results in a breach of, default, event of default, or Debt Repayment Triggering Event under, or results in the creation or imposition of any Lien upon, any property or assets of the Company or any Subsidiary pursuant to, or requires the consent of any other party to, any (A) Indebtedness to which the Company or any Subsidiary is a party or as to which any of their respective assets or properties are subject, or (B) any other contract or agreement to which the Company or any Subsidiary is a party or as to which any of their respective assets are subject ((A) and (B) collectively, the “Existing Instruments”), except, in the cases of clauses (ii) and (iii) above, for such conflicts, breaches, defaults or Liens that do not, individually or in the aggregate, constitute material conflicts, breaches, defaults or Liens. As used herein, (1) a “Debt Repayment Triggering Event” shall mean any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any Indebtedness, whether secured or unsecured (or any indenture trustee or other Person acting on such holder’s behalf) the right to accelerate any payment or maturity of such Indebtedness, to require the Company or any Subsidiary to repurchase, redeem or repay all or a portion of such Indebtedness, or to increase the interest rates or charges or fees on any such Indebtedness and (2) “Indebtedness” shall have the meaning set forth in Section 3(s) of this Agreement.

(f) No Violation. Neither the Company nor any Subsidiary is currently in breach of or in default under (A) the Articles of Incorporation or the Bylaws or the organizational documents of such Subsidiary, (B) any law, rule, regulation, order, judgment or decree of any court, tribunal, commission, self-regulatory organization or other Governmental Entity (defined below) applicable to the Company or such Subsidiary or any of their respective properties or assets, or (C) any of the Existing Instruments, except in the case of (B) or (C) above, for any breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

(g) Consents. Except for any report or notice required under Regulation D or any applicable state securities laws, any approvals, consents or non-objections of Governmental Entities required by the Investors to acquire the Purchased Shares or by the Company to operate as a bank holding company under the BHC Act, or any bank regulatory approval required under the Bank’s business plan or Operating Agreement, neither the Company nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court, tribunal, commission, regulatory or self-regulatory agency or other Governmental Entity or any other Person in order for the Company to execute, deliver or perform any of its obligations under the Private Placement Documents to which it is a party in accordance with the terms of this Agreement or thereof. The Company is unaware of any facts or circumstances that might prevent the Company from obtaining or effecting any of the registrations, applications or filings pursuant to the preceding sentence required to be obtained or effected, or otherwise from satisfying a condition for the consummation of the transactions contemplated by this Agreement or the Private Placement Documents.

(h) No Registration. Assuming the accuracy of the representations and warranties made by each Investor in this Agreement, the issuance and sale to the Investors of the Purchased Shares in the manner contemplated by this Agreement are exempt from the registration requirements of the 1933 Act and applicable state securities laws (or are in compliance therewith).

(i) No General Solicitation; Placement Agent’s Fees. Neither the Company nor any of its Affiliates, nor, to the Company’s knowledge after due inquiry, any Person acting on its or their behalf, has engaged in any form of “general solicitation” or “general advertising” (within the meaning of Rule 502 of Regulation D) in connection with the offer or sale of the Purchased Shares in connection with this Agreement. Except as set forth herein, at the Effective Date and each Drawdown Closing, the Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions, relating to or arising out of the transactions contemplated hereby. Other than the Placement Agents, the Company has not engaged any placement agent or other agent in connection with the sale of the Purchased Shares.

(j) Ownership. The Company acknowledges, represents, warrants and agrees that, assuming the accuracy of the representations made by an Investor herein, and after giving effect to the purchase of the Purchased Shares hereunder, no Investor will be issued more than its Maximum Committed Percentage and Maximum Voting Percentage in any Drawdown Closing. The Company acknowledges that each Investor is relying on the capitalization information in the Offering Materials that have been provided by the Company and the Company’s representations and warranties herein in order for such Investor to determine its percentage ownership of the Common Shares and Preferred Shares as of any Drawdown Closing Date.

(k) No Integrated Offering. Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf, has, directly or indirectly made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Purchased Shares under the 1933 Act, whether through integration with prior offerings or otherwise.

(l) Adequate Capitalization. The Company’s Subsidiaries meet or exceed the standards necessary to be considered “well capitalized” under the FDIC’s regulatory framework for prompt corrective action and are in compliance with all minimum capital adequacy requirements of the FDIC and the OCC, as applicable. As of each Drawdown Closing Date, the Company is in compliance with all minimum capital adequacy requirements of the Federal Reserve (as defined below). The Company and its Subsidiaries are not aware of, have not been advised of, and, to the Company’s or any Subsidiary’s knowledge, have no reason to believe that any facts or circumstances exist, which would cause the Company or any Subsidiary to be deemed to be not in compliance with any of the foregoing regulatory capital requirements.

(m) Financial Statements.

(i) From and after the Effective Date and as of each Drawdown Closing Date or Escrow Funding Date, as applicable, all financial statements of the Company and its Subsidiaries present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as of and at the date thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material, either individually or in the aggregate (the “Financial Statements”). The Financial Statements complied as to form in all material respects with applicable accounting requirements, and have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved (except (A) as may be otherwise indicated in such financial statements or the notes thereto and (B) in the case of unaudited interim financial statements, to the extent they may exclude footnotes, may be subject to customary year-end adjustments or may be condensed or summary statements). The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and all other applicable legal and accounting requirements.

(ii) Since the Effective Date and as of each Drawdown Closing Date or Escrow Funding Date, as applicable, (A) each of the Company and its Subsidiaries has conducted its businesses in the ordinary and usual course, consistent with past practice, (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events, has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (C) each of the Company and its Subsidiaries has not incurred any material liabilities (contingent or otherwise) other than trade payables, accrued expenses, and other liabilities incurred in the ordinary course of business consistent with past practice, (D) each of the Company and its Subsidiaries has not altered its critical accounting policies or the identity of its auditors, (E) the Company has not purchased, redeemed or made any agreements to purchase or redeem any shares of its Common Stock or Preferred Stock, (F) each of the Company and its Subsidiaries has not issued any equity securities or Stock Equivalents to any officer, director or Affiliate (except for equity securities or Stock Equivalents described in the Offering Materials and Common Stock and, if applicable, Preferred Stock issued in connection with the Holding Company Reorganization), and (G) each of the Company and its Subsidiaries has not suffered any material damage, destruction, or other casualty loss with respect to any material asset or property owned, leased, or otherwise used by the Company or its Subsidiaries, whether or not covered by insurance.

(n) Regulatory Enforcement Matters. Except as set forth on Schedule 3(n), none of the Company, any Subsidiary or any of their respective officers, directors or employees, is subject or is party to, or has received any notice from any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, or any applicable industry self-regulatory organization (each, a “Governmental Entity” and collectively, “Governmental Entities”) that any of them shall become subject or party to any investigation with respect to any cease-and-desist order, agreement, civil monetary penalty, consent agreement, memorandum of understanding, informal agreement or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions or undertaken other actions, at the formal or informal request or suggestion of, any Governmental Entity that, in any such case, currently restricts in any material respect the conduct of the business of the Company or such Subsidiary or that in any manner relates to their capital adequacy, credit policies, management (including risk management), compliance policies, internal controls or operations or business (each, a “Regulatory Action”), nor has the Company or any Subsidiary been advised by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Regulatory Action; and there is no unresolved material violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of the Company or any Subsidiary.

(o) Compliance with Law, Certain Banking Regulations and Other Matters.

The Company and each Subsidiary are in material compliance with all, and the condition and use of their respective properties do not violate or infringe in any material respect with any, applicable material domestic (federal, state or local) or foreign laws, statutes, ordinances, licenses, rules, regulations, judgments, demands, writs, injunctions, orders or decrees applicable thereto or to employees conducting their respective businesses, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws or other laws relating to discrimination;

(p) Questionable Payments.

To the best of the Company’s and any Subsidiary’s knowledge, none of the Company, any Subsidiary or any directors, officers, employees, agents or other persons acting at the direction of or on behalf of the Company or a Subsidiary has, in the course of its or their actions for, or on behalf of, the Company or a Subsidiary: (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (ii) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any other unlawful bribe, rebate, payoff, influenced payment, kickback or other material unlawful payment to any foreign or domestic government official or employee.

(q) Regulatory Permits and Reports.

Each of the Company and its Subsidiaries possesses all material certificates, authorizations and permits issued by the Bank Regulatory Authorities and other Governmental Entities, as applicable, necessary to conduct its business as presently conducted. None of the Company or its Subsidiaries has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit. Each of the Company and its Subsidiaries has filed all reports, registrations, documents, filings, statements and submissions together with any required amendments thereto, that it was required to file with any Governmental Entity (the foregoing, collectively, the “Company Reports”) and have paid all fees and assessments due and payable in connection therewith. As of their respective filing dates, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be. There are no outstanding comments from any Governmental Entity with respect to any Company Report. The Company Reports, including the documents incorporated by reference in each of them, each contained all of the information required to be included in it and, when it was filed and as of the date of each such Company Report filed, such Company Report did not, as of its date or as of the date of any amendment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it not misleading and complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act.

(r) Transactions With Insiders and Affiliates.

Except as set forth on Schedule 3(r), none of the officers, directors or employees of the Company or any Subsidiary, is, directly or indirectly, presently a party to any transaction with the Company or any Subsidiary (other than for ordinary course services as employees, officers or directors), which is, taken individually or in the aggregate with other unreported transactions, material, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner. The transactions set forth on Schedule 3(r) were each conducted on an arm’s length basis and on terms and conditions at least as favorable to the Company as those that would reasonably be expected to be available from an unrelated third party. The Company and each Subsidiary, as applicable, is in compliance with, Sections 23A and 23B of the Federal Reserve Act, its implementing regulations, and the Federal Reserve’s Regulation O.

(s) Indebtedness and Other Contracts.

None of the Company or its Subsidiaries (i) has any outstanding Indebtedness (as defined below) other than Indebtedness incurred in the ordinary course of business for liquidity purposes (e.g., Federal Home Loan Bank advances), (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument would result in a Material Adverse Effect, or (iii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect. For purposes of this Agreement: (A) “Indebtedness” of any Person means, without duplication (1) all indebtedness for borrowed money, (2) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (3) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (4) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (5) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as a financing, in either case, with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (6) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (7) all indebtedness referred to in clauses (1) through (6) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (8) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (1) through (7) above; and (B) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(t) Absence of Litigation and Other Proceedings.

Except in the ordinary course of the Company’s or its Subsidiaries’ businesses, there is no action, suit, proceeding, inquiry or investigation before or by any court, tribunal, commission, self-regulatory organization or other Governmental Entity pending or, to the knowledge of the Company and any Subsidiary, threatened against or affecting the Company or the Subsidiaries, the proposed issuance of the Common Shares (and, if applicable, Preferred Shares) in the Private Placement, any Subsequent Drawdown or any of the Company’s officers or directors. Neither the Company nor its Subsidiaries are subject to any injunction, order, judgment or decree and, to the knowledge of the Company and any Subsidiary, no such proceedings with respect to the foregoing are pending or threatened. No order or decree preventing the use of the Offering Materials, or any order asserting that the transactions contemplated by this Agreement are subject to the registration requirements of the 1933 Act has been issued and no proceeding for that purpose has commenced or is pending or, to the knowledge of the Company and any Subsidiary, is contemplated.

(u) Loan Portfolio.

A. Each Loan of the Company and its Subsidiaries in original principal amount in excess of $10,000 (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Company’s knowledge, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

B. Except as set forth in Schedule 3(u), none of the agreements pursuant to which the Company or any Subsidiary has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein.

C. The Company and its Subsidiaries have complied in all material respects with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Company or its Subsidiaries materially satisfied, (A) the Company’s underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors); (B) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (C) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company or a Subsidiary and any Agency, Loan Investor or Insurer, (D) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (E) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan; and

D. To the knowledge of the Company, since the Effective Date, no Agency, Loan Investor or Insurer has (A) claimed in writing that the Company or its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by the Company or its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of the Company or its Subsidiaries or (C) indicated in writing to the Company or its Subsidiaries that it has terminated or intends to terminate its relationship with the Company or its Subsidiaries for poor performance, poor loan quality or concern with respect to the Company’s or its Subsidiaries’ compliance with laws.

E. To the knowledge of the Company, each Loan included in a pool of Loans originated, acquired or serviced by the Company or its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. To the knowledge of the Company, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

F. For purposes of this Section 3(u):

(1) “Agency” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Government National Mortgage Association, or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or any Company Subsidiary or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including, without limitation, state and local housing finance authorities;

(2) “Loan” shall mean loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets);

(3) “Loan Investor” shall mean any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or any Subsidiary or a security backed by or representing an interest in any such mortgage loan; and

(4) “Insurer” shall mean a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company or any Subsidiary, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

(v) Tax Status.

Each of the Company and its Subsidiaries (i) has prepared and timely filed all Tax Returns required to be filed since the Effective Date, subject to permitted extensions, (ii) has paid all Taxes and other governmental assessments, fines and charges whether or not shown or determined to be due on such Tax Returns, and (iii) has set aside on its books reasonably adequate provision for the payment of all Taxes for periods subsequent to the periods to which such Tax Returns apply. All of the Tax Returns filed by the Company or any of its Subsidiaries are true, complete and accurate in all material respects. There are no unpaid Taxes in any material amount that have heretofor been claimed to be due by the taxing authority of any jurisdiction, and, to the knowledge of the Company, there is no reasonable basis for any such claim. The Company and its Subsidiaries have made reasonably adequate charges, accruals and reserves in the Financial Statements in respect of all federal, state and foreign income and franchise Taxes for all periods as to which the tax liability of the Company or any of its Subsidiaries has not been finally determined. Neither the Company nor any of its Subsidiaries executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitation) with respect to any tax year, the audit of any Tax Return or report or the assessment or collection of any Tax. Neither the Company nor any of its Subsidiaries (i) has ever been a member of an affiliated group filing a consolidated Tax Return and (ii) has any liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise. Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company.

Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

All Taxes required to be withheld, collected or deposited by the Company or any of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority. The Company and its Subsidiaries have complied in all material respects with all information reporting requirements imposed by the Code (or any similar provision under any state, local or foreign law).

There are no Tax Liens upon any of the assets or properties of the Company or any of its Subsidiaries other than liens for Taxes not yet due or payable.

Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) subsequent to such transaction becoming listed.

For purposes of this Agreement:

A. “Tax or Taxes” shall mean all United States federal, state, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties, fines, related liabilities or additions to tax attributable to such taxes, charges, fees, levies or other assessments;

B. “Tax Return” shall mean any report, return, declaration or other information required to be supplied to any taxing authority in connection with

Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax; and

C. “Treasury Regulations” shall mean the regulations promulgated under the Code.

(w) Off Balance Sheet Arrangements.

There is no transaction, arrangement, or other relationship between the Company or its Subsidiaries and an unconsolidated or other off-balance sheet entity.

(x) Transfer Taxes.   On each Drawdown Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Purchased Shares to be sold to the Investor hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

(y) Disclosure.

The Company understands and confirms that each Investor will rely on the representations and warranties in the Bank Investment Agreement, the Bank Subscription Agreements, this Agreement and the Risk Factors (as defined in the Bank Investment Agreement and the Bank Subscription Agreements) in purchasing the Purchased Shares. All disclosure provided to the Investors regarding the Company and its businesses and the transactions contemplated hereby, furnished by or on behalf of the Company on or prior to the date of this Agreement, including without limitation information in the Offering Materials and the Risk Factors, when taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Any forward-looking information contained in such disclosure was prepared on the basis of assumptions that the Company reasonably believed in good faith at the time of preparation to be reasonable and the Company has no knowledge of any fact or information that would lead it to believe that such assumptions are incorrect or misleading in any material respect.

(z) Private Placement Documents.

Except for the Bank Investment Agreement, the Stockholders’ Agreement and the Registration Rights Agreement, none of the Company or its Subsidiaries has provided any Investors with governance, economic, liquidity or other terms that are more favorable or in addition to the terms provided in this Agreement. No Investor has been offered any rights under any “side letter” to any Private Placement Documents, or under any other agreement in connection with the transactions contemplated hereby, which have not also been offered to each Key Investor (defined below).

(aa) Approval of Directors.

A majority of the members of the Board of Directors voted in favor of the entering into of this Agreement and the consummation of the transactions contemplated by this Agreement and the Private Placement Documents, including the issuance of Purchased Shares.

(bb) Absence of Certain Changes.

Since the Effective Date and as of each Drawdown Closing Date or Escrow Funding Date, as applicable, the business and operations of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, and there has not been, except as previously disclosed, any circumstance, occurrence, or development which, individually or in the aggregate with other circumstances, occurrences, or developments, has had or is reasonably likely to have a Material Adverse Effect on the Company.

(cc) Initial Drawdown.

Pursuant to the Investment Agreement, the Bank Subscription Agreements and the Director Subscription Agreements dated April 15, 2011, by and between the Bank and each of the subscribers identified on the signature pages thereto, the Bank sold 8,089,731 shares of common stock of the Bank at $5.00 per share in the Initial Drawdown (as such term is defined in the Bank Investment Agreement and the Bank Subscription Agreements), and the aggregate Maximum Dollar Investments by the Investors in the Company, together with the Initial Drawdown, shall be up to $135,415,495.

4. COVENANTS.

(a) Further Action.

Subject to the terms and conditions of this Agreement, each party hereto shall cooperate and consult with the other and use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the issuance of the Purchased Shares, including the Preferred Shares (if applicable), as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall use its commercially reasonable efforts to cooperate with the other party to that end. Each of the parties hereto shall execute and deliver both before and after each Drawdown Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters. Each Investor agrees to use its commercially reasonable efforts to cooperate with the Company to prepare and file any notices and other filings that may be required by the Company under applicable federal and state securities and banking laws and regulations in connection with the foregoing and in connection with acquisitions of failed depository institutions from the FDIC. In connection with the foregoing, each Investor agrees to (i) if required by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), submit to the Federal Reserve’s standard passivity and anti-association commitments as of the date of this Agreement including informational requests specified therein, (ii) if required by the FDIC, submit to the provisions applicable to investors provided for in the FDIC’s Final Statement of Policy on Qualifications for Failed Bank Acquisitions (the “FDIC Statement”) as interpreted in Questions and Answers issued by the FDIC as of the date of the Bank Investment Agreement and the Bank Subscription Agreements, including the informational requirements specified therein but excluding the “cross support” pledge requirements therein and (iii) make filings and provide information as required under the Change in Bank Control Act of 1978, as amended, in each case in connection with the transactions contemplated hereby (each of the foregoing items (i), (ii) and (iii), a “Usual Regulatory Condition”); provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall any Investor be required to (x) take any action that would result in such Investor being deemed in control of the Company for purposes of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), or the cross-guaranty liability provisions of the Federal Deposit Insurance Act or otherwise being regulated as a bank holding company within the meaning of the BHC Act, (y) accept, agree to or suffer to exist any condition, limitation, restriction or requirement other than a Usual Regulatory Condition (other than, following the date of the Bank Investment Agreement and the Bank Subscription Agreements, any specific condition, limitation, restriction or requirement of which the Company can demonstrate that the Investor was explicitly aware prior to the date of the Bank Investment Agreement and the Bank Subscription Agreements), or (z) agree to provide capital to the Company or any subsidiary thereof other than the amounts set forth on its signature page attached hereto or any amount agreed to by such Investor and the Company in any investment agreement entered into by such Investor and the Company after the date hereof, not to exceed such Investor’s Maximum Committed Percentage and Maximum Voting Percentage. The Investors and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information and confidential information related to the Investors, all the information (other than confidential information) relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters referred to in this Section 4(a). Notwithstanding anything herein to the contrary, no Investor shall be required to provide (A) information on its investors solely in their capacities as limited partners or other similar passive equity investors, and shall be entitled to request confidential treatment from any Governmental Agency and not disclose to the Company any information that is confidential and proprietary to the Investor or (B) any information, the disclosure of which either (x) is prohibited by applicable law or contract (and such Investor shall not be obligated to seek the consent of any person to such disclosure) or (y) in the reasonable judgment of such Investor’s investment adviser, would be adverse to the interests of the Investor or such investment adviser or their respective partners or clients. To the extent consistent with applicable law, the Company shall promptly furnish to the Investors copies of all written communications received by the Company from, or delivered by the Company to, any Governmental Entity in connection with the transactions contemplated by this Agreement.

(b) Notice Filings.

The Company agrees to timely file any notices and other filings that may be required under applicable federal and state securities and banking laws and regulations in connection with the transactions contemplated by the Private Placement Documents.

(c) Company Reports.

Each of the Company and its Subsidiaries, as applicable, will file all Company Reports on a timely basis. As of their respective filing dates, the Company Reports will comply in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be, and none of the Company Reports, when filed, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Holding Company Reorganization.

The Company (or, on behalf of the Company, the Bank) has filed all required regulatory applications and shall take all actions to cause the Company to have sufficient authorized Common Stock and Preferred Stock to complete any Subsequent Drawdown, and in connection therewith to complete the Holding Company Reorganization as soon as permissible in accordance with applicable requirements of the BHC Act and the laws of the State of Florida and any other applicable law. To the extent the Company receives the necessary approvals to complete the Holding Company Reorganization, the Company shall promptly undertake and complete the Holding Company Reorganization in which all issued and outstanding common stock of the Bank shall be exchanged for Common Stock and, if applicable, Preferred Stock; provided that the parties hereto acknowledge that the Holding Company Reorganization and the Private Placement together are intended to constitute a tax-free contribution of property to the Company in exchange for Common Stock and, if applicable, Preferred Stock pursuant to Section 351 of the Code, and shall file all Tax Returns consistent with such treatment. Each Investor, severally and not jointly, has committed to make capital contributions to the Company on the terms set forth in this Agreement and the agreements referred to in clauses (X), (Y) and (Z) below and in connection therewith to acquire up to that number of shares of Company Common Stock and, if applicable, Preferred Stock represented by such Investor’s Maximum Dollar Investment, not to exceed such Investor’s Maximum Committed Percentage and Maximum Voting Percentage, each as set forth on such Investor’s signature page hereto. Each Investor’s obligation to make such capital contributions shall be contingent solely upon satisfaction of the conditions precedent to the obligations of the parties in this Agreement and in the Private Placement Documents in connection with the Subsequent Drawdowns, which shall without limitation include (A) approval of each Subsequent Drawdown by both the Executive Committee and the Board of Directors of the Company and (B) receipt of all required approvals, consents or non-objections of Governmental Entities including non-control determinations with respect to each Investor’s Maximum Committed Percentage and Maximum Voting Percentage; provided that no Investor shall be required to invest more than such Investor’s Maximum Committed Percentage and Maximum Voting Percentage as set forth on such Investor’s signature page hereto. The Company and the Investors shall execute and deliver (X) this Agreement substantially in the form of Exhibit C to the Bank Investment Agreement and to the Bank Subscription Agreements providing for certain rights, obligations and arrangements among the Investors and the Company with respect to purchases of the Company Common Stock and, if applicable Preferred Stock and the obligations with respect to Subsequent Drawdowns up to the Maximum Committed Percentage and Maximum Voting Percentage, which shall require, among other things, each Investor to subscribe for and purchase Company Common Stock and, if applicable, Preferred Stock in one or more Subsequent Drawdowns, at a purchase price per share equal to (i) $5.00 during the twenty-four (24) month period from and after April 29, 2011, which is the closing date of the Initial Drawdown (as defined in the Bank Investment Agreement), and (ii) “TBV” (as such term is defined in the Stockholders’ Agreement) during the subsequent twelve (12) month period, up to such Investor’s Maximum Dollar Investment, not to exceed such Investor’s Maximum Committed Percentage and Maximum Voting Percentage, over a thirty-six (36) month period from and after April 29, 2011, which is the closing date of the Initial Drawdown (as defined in the Bank Investment Agreement), subject to satisfaction of the conditions precedent to the obligations of the parties thereto, which agreement shall become effective upon receipt of all applicable required approvals, consent or non-objections of Governmental Entities, (Y) an agreement substantially in the form of Exhibit D to the Bank Investment Agreement and the Bank Subscription Agreements providing for certain rights, obligations and arrangements among certain Stockholders and the Company and the governance of the Company (the “Stockholders’ Agreement”) and (Z) an agreement substantially in the form of Exhibit E to the Bank Investment Agreement and the Bank Subscription Agreements providing for certain rights with respect to the registration of the Company capital stock under the federal securities laws (the “Registration Rights Agreement”); provided that any modifications to the Private Placement Documents (other than the Bank Investment Agreement and the Bank Subscription Agreements) required by applicable Governmental Entities shall only require the consent of the Company and each of the parties, other than the Bank, to the Bank Investment Agreement (the “Key Investors”), except that any material modifications shall require the consent of the Company and each of the parties to the applicable Private Placement Document and any modification that would reasonably be expected to adversely alter the rights or obligations of an Investor in a manner disproportionate to the effect such modification has on other Investors (including the Key Investors) (other than based on the relative ownership interests of such Investor) shall require the consent of such Investor.

(e) Additional Regulatory Matters.

(i) The Company and each Investor agree to cooperate and use their reasonable best efforts to ensure (without the imposition of unreasonable expense upon either party) that neither any Investor nor any of its Affiliates will be deemed to control the Company or otherwise be deemed a “bank holding company” for purposes of the BHC Act or to own an amount of voting securities of the Company which would cause such Investor (together with its Affiliates) to exceed its Maximum Voting Percentage.

(ii) The Company shall not knowingly take any action which would reasonably be expected to pose a substantial risk that any of the Investor or its Affiliates will be deemed to control the Company or otherwise be deemed a “bank holding company” for purposes of the BHC Act or to exceed such Investor’s Maximum Voting Percentage, including undertaking any redemption, recapitalization, or repurchase of Common Stock, of securities or rights, options, or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock in each case, where the Investor is not given the right to participate in such redemption, recapitalization, or repurchase to the extent of the Investor’s pro rata proportion.

(iii) Notwithstanding anything in this Agreement to the contrary, no Investor or Affiliate of an Investor shall be required (A) to become a “bank holding company” within the meaning of the BHC Act, a “savings and loan holding company” within the meaning of the Home Owners’ Loan Act, or a similarly regulated entity under any similar or successor law; (B) to support or maintain the capital, liquidity, or financial condition of the Company or the Company’s subsidiaries (other than through the investment expressly contemplated herein); (C) to modify or limit its operations or commercial practices (except as they relate to the Company and the Company’s subsidiaries); (D) to modify or limit its governance, structure, or compensation arrangements; (E) to modify the terms of this Agreement, including, for the avoidance of doubt, the terms or the amount of the Purchased Shares to be delivered by the Company under this Agreement; (F) to become subject to or otherwise permit or accept any other condition, limitation, restriction, or restraint that would reasonably be expected to adversely affect (with respect to the Investor or its Affiliates) any material financial term of the transactions contemplated by this Agreement or the anticipated benefits or burdens to such Investor and its Affiliates of the transactions contemplated hereby; or (G) to propose, agree, or accept any of the items described in clauses (A) through (F) as a condition to receiving any regulatory or governmental approval or consent.

5. CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell the Purchased Shares to the Investors at each Drawdown Closing is subject to the satisfaction, at or before the Drawdown Closing Date or Escrow Funding Date, as applicable, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Investor with prior written notice thereof:

(a) Each Investor shall have each duly executed a fully completed Accredited Investor Questionnaire in the forms attached as Exhibit A.

(b) The representations and warranties of each Investor contained in Section 2(a), Section 2(b), Section 2(c) and Section 2(g) of this Agreement shall be true and correct as of the date when made and as of the Drawdown Closing Date or Escrow Funding Date, as applicable, as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date), and each Investor shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Private Placement Documents to which it is a party to be performed, satisfied or complied with by the Investor at or prior to the Drawdown Closing Date or Escrow Funding Date, as applicable, and the Company shall have received a certificate executed by an authorized officer of each Investor, dated as of the Drawdown Closing Date or Escrow Funding Date, as applicable, certifying to the foregoing.

(c) The Company, and to the extent applicable, each Investor, shall have received all approvals, consents or non-objections of Governmental Entities required prior to the Drawdown Closing Date or Escrow Funding Date, as applicable, for the transactions contemplated by this Agreement.

(d) No provisions of any applicable law or regulation and no judgment, injunction, order or decree of any Governmental Entity shall prohibit the Drawdown Closing or any of the transactions contemplated by the Private Placement Documents to be executed at the Drawdown Closing Date or Escrow Funding Date, as applicable, and no lawsuit or formal administrative proceeding shall have been commenced by any Governmental Entity seeking to effect any of the foregoing.

6. CONDITIONS TO EACH INVESTOR’S OBLIGATIONS TO PURCHASE OR FUND INTO ESCROW, AS APPLICABLE.

The obligation of each Investor to either (i) purchase the Purchased Shares at the Drawdown Closing or (ii) fund its subscription funds into an escrow in connection with a FDIC Bid at the Escrow Funding Date, as applicable, is subject to the satisfaction, at or before the Drawdown Closing Date or Escrow Funding Date, as applicable, of each of the following conditions, any of which may be waived on behalf of, and such waiver shall be binding on all Investors, by Investors holding a majority of the Common Stock held by all Investors at such time in their sole discretion by providing the Company with prior written notice thereof (except that any such waiver that would reasonably be expected to adversely alter the rights or obligations of an Investor(s) in a manner disproportionate to the effect such waiver has on other Investors shall require the consent of such Investor(s) (other than based on the relative ownership interests of such Investor(s)):

(a) The Holding Company Reorganization shall have been completed and the Company shall be registered as a bank holding company under the BHC Act.

(b) This Agreement and the other Private Placement Documents shall have been duly executed and delivered by the Company and each other Investor and shall be in full force and effect.

(c) The Management Agreements (as defined in the Stockholders’ Agreement) shall have been executed by the parties thereto and assigned by the Bank to the Company pursuant to the terms thereof and of the Stockholders’ Agreement, and shall be in full force and effect. Each of the parties to the Management Agreements shall not be in material breach of, and have performed in all material respects all of, the agreements, covenants, obligations and conditions set forth therein that are required to be performed by it thereunder as of the Drawdown Closing Date or Escrow Funding Date, as applicable.

(d) All approvals, consents or non-objections of Governmental Entities required to have been obtained in connection with the execution, delivery or performance of this Agreement and the Private Placement Documents shall have been obtained and be in full force and effect, in each case without the imposition of a specific condition, limitation, restriction or requirement as described in Section 4(a) and Section 4(e)(iii).

(e) All approvals, consents or non-objections of Governmental Entities required to have been obtained at or prior to the Drawdown Closing Date and the consummation of the Subsequent Drawdown and the transactions contemplated thereby and hereby shall have been obtained and be in full force and effect, in each case without the imposition of a specific condition, limitation, restriction or requirement as described in Section 4(a) and Section 4(e)(iii).

(f) The representations and warranties of the Company (i) contained in Section 3(a), Section 3(b), Section 3(c), Section 3(d), Section 3(i), Section 3(y) and Section 3(cc) shall be true and correct in all respects at and as of the Drawdown Closing Date or Escrow Funding Date, as applicable, as though made at and as of the Drawdown Closing Date or Escrow Funding Date, as applicable (except for such representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date), and (ii) contained in all other subsections of Section 3 hereof shall, without giving effect to any materiality or Material Adverse Effect qualifications therein, be true and correct at and as of the Drawdown Closing Date or Escrow Funding Date, as applicable, as though made at and as of the Drawdown Closing Date or Escrow Funding Date, as applicable (except for such representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date), except for such failures to be true and correct as, individually or in the aggregate, would not be material and do not constitute a Material Adverse Effect; and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Drawdown Closing Date or Escrow Funding Date, as applicable, and each Investor shall have received a certificate executed by the Chief Executive Officer or Chief Administrative Officer of the Company, dated as of the Drawdown Closing Date or Escrow Funding Date, as applicable, certifying to the foregoing.

(g) The representations and warranties of each other Investor (i) contained in Section 2(a), Section 2(b), Section 2(h) and Section 2(j) hereof shall be true and correct in all respects at and as of the Drawdown Closing Date or Escrow Funding Date, as applicable, as though made at and as of the Drawdown Closing Date or Escrow Funding Date, as applicable (except for such representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date), and (ii) those contained in all other subsections of Section 2 hereof shall, without giving effect to any materiality or material adverse effect qualifications therein, be true and correct at and as of the Drawdown Closing Date or Escrow Funding Date, as applicable, as though made at and as of the Drawdown Closing Date or Escrow Funding Date, as applicable (except for such representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date), except for such failures to be true and correct as would not materially adversely affect an Investor’s ability to perform its obligations under this Agreement or any Private Placement Document or consummate the transactions contemplated hereby on a timely basis.

(h) Each other Investor shall have performed in all material respects all of the agreements, covenants, obligations and conditions set forth herein and the Private Placement Documents that are required to be performed by it hereunder and thereunder as of or prior to the Effective Date, the Drawdown Closing Date or the Escrow Funding Date, as applicable.

(i) No Material Adverse Effect shall have occurred since the date of this Agreement.

(j) The Investors shall have delivered their respective Purchase Price to the Company.

(k) Each Investor, to the extent applicable, shall have received all approvals, consents or non-objections of Governmental Entities required prior to the Drawdown Closing Date or Escrow Funding Date, as applicable, for the transactions contemplated by this Agreement, and such approvals, consents and non-objections shall be in full force and effect, in each case without the imposition of a specific condition, limitation, restriction or requirement as described in Section 4(a) and Section 4(e)(iii).

(l) The Company shall have obtained any third party consents and approvals, if any, necessary for the completion of the transactions contemplated by this Agreement and the Subscription Agreements, and such consents and approvals shall be in full force and effect.

(m) The Company shall have delivered or caused to have been delivered to each Investor the number of Purchased Shares to be purchased by each Investor as indicated in the Drawdown Notice registered in the name of the Investor.

(n) No provisions of any applicable law or regulation and no judgment, injunction, order or decree of any Governmental Entity shall prohibit the Drawdown Closing or any of the transactions contemplated by this Agreement to be executed at the Drawdown Closing or Escrow Funding Date, as applicable, and no lawsuit or formal administrative proceeding shall have been commenced against the Company or any of its Subsidiaries by any Governmental Entity seeking to effect any of the foregoing.

(o) The Company shall have delivered to each Investor a certificate, executed by the Secretary of the Company and dated as of the Drawdown Closing Date or Escrow Funding Date, as applicable, as to (i) the adoption of resolutions by the Board of Directors that is consistent with Section 3(b) of this Agreement and (ii) the effectiveness of the Articles of Incorporation and Bylaws, each as of the Effective Date and immediately prior to the Drawdown Closing Date or Escrow Funding Date, as applicable, which shall certify that the rights of the Investors provided under the Stockholders’ Agreement (including, but not limited to, certain preemptive rights) are in full force and effect in accordance with the terms thereof.

(p) The Company shall have delivered to each Investor such other documents relating to the purchase and sale of the Purchased Shares contemplated by this Agreement as the Investor or its counsel may reasonably request.

(q) Each Investor shall have determined in its reasonable judgment that the purchase of the Purchased Shares in the Subsequent Drawdown shall not (i) cause the Investor or any of its Affiliates to violate any bank regulation, (ii) cause the Investor or any of its Affiliates to be deemed in control of the Company for purposes of the BHC Act or the cross-guaranty liability provisions of the Federal Deposit Insurance Act or otherwise being regulated as a bank holding company within the meaning of the BHC Act, or (iii) cause the Investor, together with any other person whose Company securities would be aggregated with such Investor’s Company securities for purposes of any bank regulation or law, to collectively be deemed to own, control or have the power to vote securities which (assuming, for this purpose only, full conversion and/or exercise of such securities by the Investor) would represent more than its Maximum Committed Percentage or Maximum Voting Percentage at such time.

(r) The Investor Designees (as defined in the Stockholders’ Agreement) shall have received all required approvals, consents or non-objections of the Governmental Entities to be a director of the Company and shall have been appointed to the Board of Directors and any other applicable committee thereof (including the Executive Committee) effective as of the Effective Date.

(s) The Articles of Incorporation, the Bylaws, the Stockholders’ Agreement and the Registration Rights Agreement of the Company shall have been approved in a form reasonably satisfactory to the Company and each Investor and shall be in full force and effect.

(t) Each Investor shall have each duly executed a fully completed Accredited Investor Questionnaire in the forms attached as Exhibit A.

7. TRANSFER AGENT INSTRUCTIONS.

(a) Each Investor hereby represents, warrants and covenants that such Investor:

(i) agrees to the imprinting on certificates for Purchased Shares, or the coding of Purchased Shares held in book entry form with the Company’s transfer agent, so long as is required by this Section 7, of the following legends on the Purchased Shares purchased pursuant to this Agreement, in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER FEDERAL OR STATE SECURITIES LAWS IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF FEDERAL AND STATE SECURITIES LAWS (INCLUDING THE REGULATIONS OF THE OFFICE OF THE COMPTROLLER OF THE CURRENCY) AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER FEDERAL SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS UNDER FEDERAL SECURITIES LAWS AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

THESE SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCKHOLDERS’ AGREEMENT DATED AS OF SEPTEMBER 19, 2012, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE COMPANY OR ANY SUCCESSOR THERETO, AND THESE SECURITIES MAY NOT BE VOTED OR OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

(ii) acknowledges that the certificates for Purchased Shares or book entry position evidencing the Purchased Shares purchased pursuant to this Agreement shall not contain the legend set forth in this Section 7: (A) while a registration statement covering the resale of such security is effective under the 1933 Act, (B) following any sale of such securities pursuant to an exemption under the 1933 Act which permits the removal of the legend (i.e., Rule 144), or (C) when the Purchased Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner-of-sale restrictions; and

(iii) agrees that the removal of the legend from the certificates for Purchased Shares or book entry position evidencing the Purchased Shares purchased pursuant to this Agreement as set forth in this Section 7 is predicated upon the Company’s reliance that such Investor will sell any Purchased Shares purchased in the Private Placement pursuant to either the registration requirements set forth in the 1933 Act regulations, including any applicable prospectus delivery requirements, or an exemption therefrom.

(b) If required by the Company’s transfer agent, each Investor may cause its counsel to issue a legal opinion to the Company’s transfer agent to effect the removal of the legend set forth in this Section 7. The Company agrees that at such time as such legend is no longer required under this Section 7, it will, as soon as possible, but in any event within three (3) business days, following the delivery by an Investor to the Company, or its transfer agent, of a certificate or other instrument representing securities issued with a restrictive legend, together with any required legal opinion, deliver or cause to be delivered to such Investor a certificate or instrument (as the case may be) representing such securities that is free from such first restrictive legend.

8. TERMINATION. Notwithstanding the foregoing, this Agreement shall terminate automatically and immediately and be of no further force or effect upon the earliest to occur of the following:

(a) termination of the Stockholders’ Agreement;

(b) April 29, 2014 (which is thirty-six (36) months from the closing of the Initial Drawdown (as defined in the Bank Investment Agreement)); and

(c) the completion of the last Drawdown Closing at which each Investor shall have reached its respective Maximum Dollar Investment.

9. MISCELLANEOUS.

(a) Binding Effect; Benefit.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Any Investor that ceases to own beneficially any Company capital stock shall cease to be bound by the terms hereof (other than Section 9(a), Section 9(b), Section 9(f), Section 9(j), Section 9(n), Section 9(o) and Section 9(q)).

(b) Governing Law; Jurisdiction.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

(c) Counterparts.

This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(d) Headings.

The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(e) Severability.

If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(f) Entire Agreement; Amendments.

(i) This Agreement and the other Private Placement Documents, together with the appendices, schedules and exhibits hereto and thereto, supersede all other prior oral or written agreements between the Investors, the Company, their Affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Private Placement Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Investors makes any representation, warranty, covenant or undertaking with respect to such matters.

(ii) No amendment to this Agreement may limit the right of an Investor to waive any provision which it has the right to waive, and no provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Investors. No provision of this Agreement may be waived other than by an instrument in writing signed by the party against whom enforcement is sought; provided, however, that no modification, amendment or waiver may cause an Investor (together with its Affiliates) to be deemed to “control” the Company or any of its subsidiaries for purposes of the BHC Act, by reason of the purchase of the Purchased Shares or the consummation of the other transactions contemplated by this Agreement or the Private Placement Documents.

(g) Notices.

Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing, which, unless otherwise provided for in this Agreement, includes an e-mail, and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or one (1) business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

TGR Financial, Inc.
3560 Kraft Road
Naples, Florida 34105
Telephone:	(239) 325-3700
Facsimile:	(239) 325-3777
Email:	garytice@fnbofgc.com
Attention:	Gary L. Tice
Chairman and Chief Executive Officer

with copies (for informational purposes only) to:

Nelson Mullins Riley & Scarborough LLP
Atlantic Station 201 17th Street, Suite 1700 Atlanta, Georgia 30363
Telephone:	(404) 322-6218
Facsimile:	(404) 817-6041
Email:	brennan.ryan@nelsonmullins.com
Attention:	J. Brennan Ryan, Esq.

and

Smith, Gambrell & Russell, LLP Promenade II, Suite 3100 1230 Peachtree Street NE
Atlanta, Georgia 30309
Telephone:	(404) 815-3758
Facsimile:	(404) 685-7058
Email:	rschwartz@sgrlaw.com
Attention:	Robert C. Schwartz, Esq.

If to an Investor, to its address and facsimile number set forth under such Investor’s name on the signature page hereto, with copies to such Investor’s representative as set forth under such Investor’s name on the signature page hereto, or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission, or (C) provided by an overnight courier service, shall be rebuttable evidence of personal service, receipt by facsimile or e-mail or receipt from an overnight courier service in accordance with clause (A), (B) or (C) above, respectively.

(h) Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder. An Investor may assign some or all of its rights hereunder to its Affiliates or Persons that share a common discretionary investment adviser with the Investor without the consent of the Company if in compliance with this Agreement and applicable law, in which event such assignee shall be deemed to be an Investor hereunder with respect to such assigned rights and shall be bound by the terms and conditions of this Agreement that apply to an “Investor.”

(i) No Third Party Beneficiaries.

Except as expressly set forth herein, this Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision of this Agreement be enforced by, any other Person.

(j) Survival.

Each of the representations and warranties set forth in this Agreement shall survive the applicable Drawdown Closing Date or Escrow Funding Date, as applicable, under this Agreement but only for a period of thirty-six (36) months following the applicable Drawdown Closing Date or Escrow Funding Date, as applicable, (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period) and thereafter shall expire and have no further force and effect; provided that the representations and warranties in Section 3(a), Section 3(b), Section 3(c), Section 3(d) and Section 3(f) shall survive indefinitely and the representations and warranties in Section 3(v) and Section 3(x) shall survive until ninety (90) days after the expiration of the applicable statutory periods of limitations. Except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative.

(k) Further Assurances.

Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated by the Private Placement Documents.

(l) No Strict Construction.

The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(m) Payment Set Aside.

To the extent that the Company makes a payment or payments to an Investor hereunder or pursuant to the other Private Placement Documents or an Investor enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(n) Publicity.

Subject to each party’s disclosure obligations imposed by law or regulation, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any specific details of the transactions contemplated by this Agreement (other than disclosure of the Private Placement and the aggregate size of the Private Placement without reference to any specific Investor), and no party hereto will make any such news release or public disclosure without first consulting with the other party hereto and, in each case, also receiving the other party’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure. Except as may be required by applicable law, the Company will not, and will cause each of its Affiliates and representatives (including the Placement Agents) not to, issue any press release or public statement that identifies the Investors or any investment advisor to an Investor, or otherwise make any public statement with respect to any Investor or any investment advisor to an Investor hereby without the prior written consent of such Investor. Any such press release or public statement required by applicable law shall only be made by the Company after reasonable notice and opportunity for review by the Key Investors.

(o) Indemnification.

(i) Indemnification of Investor. Subject to any and all applicable federal and state laws and regulations, including 12 U.S.C. 1828(k) and the regulations thereunder, the

Company will indemnify and hold each Investor and its directors, officers, stockholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Investor (within the meaning of Section 15 of the 1933 Act and Section 20 of the 1934 Act), and the directors, officers, stockholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling person (each, a “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Investor Party may suffer or incur as a result of (i) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Private Placement Documents or (ii) any action instituted against an Investor Party in its capacity, or any of them or their respective Affiliates, as a Stockholder of the Company with respect to any of the transactions contemplated by this Agreement and the ownership of the Common Stock and Preferred Stock. The Company will not be liable to any Investor Party under this Agreement to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Investor Party’s breach of any of the representations, warranties, covenants or agreements made by such Investor Party in this Agreement or in the other Private Placement Documents; provided that such limitation shall not be deemed to apply absent a judgment of a court of competent jurisdiction to such effect. The rights of any Investor Party to indemnification hereunder will be in addition to any other rights any such party may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Investor Party is or becomes a party or is or otherwise becomes a beneficiary of under applicable law.

(ii) Conduct of Indemnification Proceedings. Promptly after receipt by any Person (the “Indemnified Person”) of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to this Section 9(o), such Indemnified Person shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Person so to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is actually and materially and adversely prejudiced by such failure to notify. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel; or (ii) the Company shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnified Person in such proceeding. The Company shall not be liable for any settlement of any proceeding effected without its written consent. Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, delayed or conditioned, the Company shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

(iii) The Company acknowledges that the Investor Designees (as defined in the Stockholders’ Agreement) and Investor Parties may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Investors, as applicable, and/or certain of their respective Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees (A) that it is the indemnitor of first resort (i.e., its obligations to Investor Designees and Investor Parties are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Investor Designees or the Investor Party are secondary), and (B) that it shall be required to advance the full amount of expenses incurred by the Investor Designee or Investor Party, as applicable, and shall be liable for the full amount of all expenses and liabilities to the extent legally permitted and as required by the terms of this Agreement and the Articles of Incorporation and Bylaws of the Company (and any other agreement regarding indemnification between the Company and the Investor Designee or the Investor Party, as the case may be), without regard to any rights an Investor Designee or Investor Party may have against the Investor Indemnitor. The Company further agrees that no advancement or payment by the Investor Indemnitor on behalf of an Investor Designee or Investor Party with respect to any claim for which the Investor Designee or Investor Party has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Investor Designee or Investor Party against the Company. The Company and each Investor Designee and Investor Party agree that the Investor Indemnitors are express third party beneficiaries of the terms of this Section 9(o).

(p) MFN Provision.

If the Company, in connection with the Private Placement, enters into an agreement that contains terms more favorable to any investor than the terms provided to the Key Investors under this Agreement or any Private Placement Document, then at the election of each Key Investor, the Company will modify or revise the terms of this Agreement or any Private Placement Document as it relates to such Key Investor in order for the transactions contemplated hereby to reflect any more favorable terms provided to any other investor in connection with the Private Placement.

(q) Recapitalizations, Exchanges, Etc., Affecting Shares.

The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Purchased Shares, and to any and all shares of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of any stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise. Upon the occurrence of any of such events, amounts hereunder shall be appropriately adjusted.

(r) No Recourse.

This Agreement affects the Investors only in their capacities as Stockholders. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Investor covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future, director, officer, employee, general or limited partner or member of any Investor or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future, officer, agent or employee of any Investor or any current or future member of any Investor or any current or future director, officer, employee, partner or member of any Investor or of any Affiliate or assignee thereof, as such for any obligation of any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation. With respect to the Company, no recourse shall be had to any of the Stockholders of the Company or the Stockholders of any of its Affiliates (in each case in their capacity as Stockholders).

[Signatures appear on the following pages.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TGR FINANCIAL, INC.

By:	/s/ Gary L. Tice
Name:	Gary L. Tice
Title:	Chairman and Chief Executive Officer

[Remainder of page intentionally left blank.]

[Signature pages for the Investors appear on the following pages.]

Company Signature Page to Investment Agreement

NAME OF INVESTOR:

By:

Name:

Title:

Address:

Contact Name:

Telephone:

Facsimile:

E-mail:

Maximum Committed Percentage:

Maximum Voting Percentage:

Maximum Dollar Investment:

Tax ID No. (for entities):

Social Security Number
(for natural persons):

Information about Investor Representative:

Name:

Title:

Address:

Telephone:

Facsimile:

E-mail:

Investor Signature Page to Investment Agreement

EXHIBITS

EXHIBIT A     ACCREDITED INVESTOR QUESTIONNAIRE

EXHIBIT A

TGR FINANCIAL, INC.

ACCREDITED INVESTOR QUESTIONNAIRE

Note to Investor:

For Corporations, Partnerships, Trusts, Foundations, Joint Investors (other than married couples) and Other Entities, please provide the information requested by Exhibit A-1.

For Individuals (including married couples), please provide the information requested by Exhibit A-2.

Capitalized terms not defined herein have the meaning ascribed to them in the Investment Agreement

A-1

EXHIBIT A-1

Accredited Investor Questionnaire for

Corporations, Partnerships, Trusts, Foundations,

Joint Investors (other than married couples) and Other Entities

If the undersigned is a corporation, partnership, trust, pension plan, foundation, joint Investor (other than a married couple) or other entity, an authorized officer, partner, or trustee must complete, date and sign this Certificate.

CERTIFICATE

The undersigned certifies that the representations and responses below are true and accurate:

(a) The undersigned has been duly formed and is validly existing and has full power and authority to invest in the Company. The person signing on behalf of the undersigned has the authority to execute and deliver the Investment Agreement on behalf of the undersigned and to take other actions with respect thereto.

(b) Indicate the form of entity of the undersigned:

Limited Partnership

General Partnership

Corporation

Revocable Trust (identify each grantor and indicate under what circumstances the trust is revocable by the grantor):

(Continue on a separate piece of paper, if necessary.)

Other Type of Trust (indicate type of trust and, for trusts other than pension trusts, name the grantors and beneficiaries):

(Continue on a separate piece of paper, if necessary.)

Other form of organization (indicate form of organization):

(c) Indicate the approximate date the undersigned entity was formed:

A-1-1

(d) In order for the Company to offer and sell the Purchased Shares in conformance with state and federal securities laws and regulations, the following information must be obtained regarding your investor status. Please initial each category applicable to you as an Investor of the Purchased Shares of the Company.

(1)	A bank as defined in Section 3(a)(2) of the 1933 Act, or any savings and loan association or other institution pursuant to Section 3(a)(5)(A) of the 1933 Act whether acting in its individual or fiduciary capacity;

(2)	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934;

(3)	An insurance company as defined in Section 2(13) of the 1933 Act;

(4)	An investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that act;

(5)	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

(6)	A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

(7)	An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(8)	A business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

(9)	An organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Purchased Shares, with total assets in excess of $5,000,000;

(10)	A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Purchased Shares, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Company;

A-1-2

(11)	A natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his or her purchase exceeds $1,000,000 (excluding in such calculation the value of your primary residence and the related amount of indebtedness secured by your primary residence up to its fair market value and including in such calculation, if applicable, the related amount of indebtedness secured by your primary residence that exceeds its fair market value);

(12)	A natural person who had an individual income in excess of $200,000 in each of the two most recent years, or joint income with that person’s spouse in excess of $300,000, in each of those years, and has a reasonable expectation of reaching the same income level in the current year;

(13)	An entity (including a corporation, a partnership, an unincorporated association or other similar entity) in which all of the equity owners qualify under any of the above subparagraphs. An entity may be newly formed for the purpose of purchasing the Purchased Shares. If the undersigned belongs to this investor category only, list the equity owners of the undersigned, and the investor category which each such equity owner satisfies:

(Continue on a separate piece of paper, if necessary.)

Dated:              , 2012

Name of Investor:

By:

Name:

Title:

An Authorized Officer, Partner or Trustee

A-1-3

Accredited Investor Questionnaire

for

Individuals (including married couples)

If the undersigned is an Individual (or married couple), the undersigned must complete, date and sign this Certificate.

CERTIFICATE

I certify that the representations and responses below are true and accurate:

(a) In order for the Company to offer and sell the Purchased Shares in conformance with state and federal securities laws, the following information must be obtained regarding your investor status. Please initial each category applicable to you as an Investor of the Purchased Shares of the Company.

(1)	A natural person whose net worth, either individually or jointly with such person’s spouse, at the time of the purchase, exceeds $1,000,000. In calculating your net worth, please take the following into account: (A) If the fair market value of your primary residence is less than the amount of indebtedness secured by your primary residence (including first and second mortgage, equity lines, etc.) then include in such calculation as a liability the amount by which the indebtedness on your primary residence exceeds its fair market value. (B) If the fair market value of your primary residence exceeds the amount of indebtedness secured by your primary residence (including first and second mortgage, equity lines, etc.), then exclude from such calculation the value of your primary residence and the amount of indebtedness secured by your primary residence. (C) Notwithstanding the foregoing, if you have increased the amount of indebtedness on your primary residence in the last 60 days before the date you submit this questionnaire, then include as a liability in such calculation the amount by which such indebtedness has increased in the last 60 days. For example, if you have drawn on a home equity line during the last 60 days, include the amount of that incremental debt as a liability in calculating your net worth. Similarly, if you have refinanced your mortgage during the last 60 days with a mortgage loan that has a higher amount, you must include as a liability the amount, if any, that the new mortgage loan exceeds the old mortgage loan. If you purchased your primary residence in the last 60 days, however, do not include as a liability in such calculation the amount, if any, by which the amount of the mortgage loan on your new primary residence exceeds the amount of the mortgage loan on your old primary residence;

(2)	A natural person who had an individual income in excess of $200,000 in each of the two most recent years, or joint income with that person’s spouse in excess of $300,000, in each of those years, and has a reasonable expectation of reaching the same income level in the current year;

(3)	An executive officer or director of the Company.

A-1-1

(b) Set forth in the space provided below the state(s), if any, in the U.S. in which you maintained your residence during the past two years and the dates during which you resided in each state:

Dated: , 2012

Name(s) of Investor:

Signature:

Signature:
(If joint ownership, both individuals must execute this Certificate.)

A-1-2